EXHIBIT 4.7
DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of capital stock of Carter Validus Mission Critical REIT II, Inc. (“CVREIT II”), the CVREIT II’s charter, CVREIT II’s bylaws, and certain provisions of the Maryland General Corporation Law (“MGCL”) governing real estate investment trusts formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the CVREIT II’s charter and bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the CVREIT II’s charter and bylaws and the applicable provisions of the MGCL for complete information on CVREIT II’s capital stock. The CVREIT II’s charter, as amended and supplemented, and bylaws, as amended and restated, are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.
When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to CVREIT II.
Our charter authorizes us to issue up to 610,000,000 shares of stock, of which 510,000,000 shares are classified as common stock at $0.01 par value per share, and 100,000,000 shares are classified as preferred stock with a par value of $0.01 per share. Of the total shares of common stock authorized, 185,000,000 are classified as Class A common stock, 75,000,000 are classified as Class I common stock, 175,000,000 are classified as Class T common stock and 75,000,000 are designated as Class T2 common stock.
As of December 31, 2019, 175,115,563 and 166,928,941 shares of our Class A common stock were issued and outstanding, respectively, 12,924,942 and 12,658,359 shares of our Class I common stock were issued and outstanding, respectively, 39,865,778 and 38,820,973 shares of our Class T common stock were issued and outstanding, respectively, and 3,509,840 and 3,504,441 shares of our Class T2 common stock were issued and outstanding, respectively, held by 62,871 stockholders, and no preferred stock was issued and outstanding.
We ceased offering shares of common stock pursuant to our public follow-on offering on November 27, 2018. At the completion of our follow-on offering, we had accepted investors’ subscriptions for and issued approximately 13,491,000 shares of Class A, Class I, Class T and Class T2 common stock resulting in gross proceeds of $129,308,000. We deregistered the remaining $870,692,000 of shares of Class A, Class I, Class T and Class T2 common stock. As of December 31, 2019, we had accepted investors’ subscriptions for and issued approximately 147,707,000 shares of Class A, Class I, Class T and Class T2 common stock in our initial public offering, follow-on offering and distribution reinvestment plan, resulting in receipt of gross proceeds of approximately $1,437,115,000, before share repurchases of $87,469,000, selling commissions and dealer manager fees of approximately $96,734,000 and other offering costs of approximately $27,578,000.
Our sponsor, Carter Validus REIT Management Company II, LLC, invested $286,600 to purchase 29,362 shares of our Class A common stock. Our sponsor may not sell any of these 29,362 shares of our Class A common stock during the period that it remains our sponsor but may transfer the shares to its affiliates.
We discontinued offering shares of Class T common stock in our public follow-on offering on the close of business of March 14, 2018. We continue to offer shares of Class T common stock pursuant to our DRIP Registration Statement. We commenced offering shares of Class T2 common stock in our follow-on offering on March 15, 2018.
Our board of directors, with the approval of a majority of our entire board of directors and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue. Other than the differing fees with respect to each class and the payment of a distribution and servicing fee out of cash otherwise distributable to Class T stockholders and Class T2 stockholders, shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock generally have identical rights and privileges, such as identical voting rights. The net proceeds from the sale of the different share classes will be commingled for investment purposes and all earnings from all of the investments will proportionally accrue to each share regardless of the class.

Each share of Class A common stock, Class I common stock, Class T common stock, and Class T2 common stock is entitled to participate in distributions on its respective class of shares when and as authorized by our board of directors and declared by us and in the distribution of our assets upon liquidation. The estimated value per share will be calculated on a company-wide basis, with any adjustments to shares of Class A common stock, Class I common stock, Class T common stock or Class T2 common stock made subsequent to such company-wide calculation. The per share amount of distributions on Class A shares, Class I shares, Class T shares and Class T2 shares will likely differ because of different allocations of class-specific expenses. In addition, as a result of the allocation of the distribution and servicing fee to the shares of Class T common stock and Class T2 common stock, the shares of Class T common stock and Class T2 common stock could have a lower NAV per share if distributions on the shares of Class T common stock and Class T2 common stock are not adjusted to take account of such fee. See “—Distribution Policy” below. Each share of common stock will be fully paid and nonassessable by us upon issuance and payment therefor. Shares of common stock are not subject to mandatory redemption. The shares of common stock have no preemptive rights (which are intended to insure that a stockholder has the right to maintain the same ownership interest on a percentage basis before and after the issuance of additional securities) or cumulative voting rights (which are intended to increase the ability of smaller groups of stockholders to elect directors).
We will not issue stock certificates. Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer.
Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Common Stock
Voting Rights
Shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock vote together as a single class, and each share is entitled to one vote on each matter submitted to a vote at a meeting of our stockholders; provided that with respect to any matter that would only have a material adverse effect on the rights of a particular class of common stock, that relates solely to the particular class or in which the interests of the particular class differ from the interests of any other offering, only the holders of such affected class are entitled to vote. Generally, all matters to be voted on by stockholders at a meeting of stockholders duly called and at which a quorum is present must be approved by a majority of the votes cast by the holders of all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock, although the affirmative vote of a majority of shares of common stock present in person or by proxy at a meeting at which a quorum is present is necessary to elect each director.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of shares of Class A common stock, Class I common stock, Class T common stock, and Class T2 common stock ratably in proportion to their respective estimated per share NAV for each class until the estimated per share NAV for each class has been paid. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Preferred Stock
Our charter authorizes our board of directors, without stockholder approval, to designate and authorize us to issue one or more classes or series of preferred stock and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued; provided, however, that the voting rights per share of preferred stock sold in a private offering shall not exceed the voting rights that bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each such privately offered share bear the same relationship to the voting rights of a publicly held share. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever create and issue preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.
Our board of directors, without stockholder approval, may authorize us to issue preferred stock with conversion rights that could adversely affect the holders of common stock. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel. We currently have no preferred stock issued or outstanding. Our board of directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.
Meetings and Special Voting Requirements
Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding stock entitled to vote generally in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter that may properly be considered at the meeting. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast.
An annual meeting of our stockholders will be held each year, upon reasonable notice and within a reasonable period (at least 30 days) after delivery of our annual report to our stockholders. Our directors, including our independent directors, are required to take reasonable steps to insure this requirement is met.

Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, the chairman of our board of directors, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast at the meeting on such matter. Upon receipt of a written request from such stockholders stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held at the time and place specified in the notice not less than 15 nor more than

60 days after the delivery of the notice of meeting. The presence of stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.
Our stockholders are entitled to receive a copy of our stockholder list upon request under certain circumstances. The list provided by us will include each stockholder’s name, address and telephone number, and the number of shares owned by each stockholder and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of duplication. Stockholders and their representatives shall also be given access to our corporate records to which it is entitled under applicable law at reasonable times, and may inspect or copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy our bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Because the foregoing list sets forth all of the corporate records that our stockholders are entitled to inspect and copy under Maryland law, our stockholders will not be entitled to inspect and copy the minutes of the meetings of our board of directors, which are records that certain states other than Maryland allow stockholders to inspect and copy. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.
Liquidity Events
A “Liquidity Event” could include a sale of all or substantially all our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange (provided we meet the then applicable listing requirements), or other similar transaction. We may achieve a Liquidity Event through a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction if our board of directors determines that such a transaction is in the best interests of our stockholders. If a Liquidity Event does not occur on or before the seventh anniversary of the completion or termination of the primary offering of our initial public offering, our charter requires that a majority of our board of directors and a majority of our independent directors adopt a resolution either (i) seeking stockholder approval of an amendment to the charter extending or eliminating this deadline or (ii) seeking stockholder approval of the liquidation of the corporation. If we seek and do not obtain stockholder approval of an amendment to the charter extending or eliminating the Liquidity Event deadline, we would then be required to seek stockholder approval of our liquidation. If we seek and do not obtain stockholder approval of our liquidation and have not already sought stockholder approval of an amendment to the charter extending or eliminating the Liquidity Event deadline, we would then be required to seek stockholder approval of an amendment to the charter extending or eliminating this deadline. If we seek stockholder approval of both an amendment to the charter extending or eliminating the Liquidity Event deadline and our liquidation and do not obtain either, our charter would not require us to achieve a Liquidity Event or liquidate and we could continue to operate as before. In such event, there will be no public market for shares of our common stock and you may be required to hold the shares indefinitely. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you. If a Liquidity Event occurs on or before the seventh anniversary of the completion or termination of the primary offering of our initial public offering, the company will continue perpetually unless dissolved pursuant to any applicable provision of the Maryland General Corporation Law.

Restrictions on Ownership and Transfer
In order for us to maintain our qualification as a REIT under the Internal Revenue Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

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five or fewer individuals (as defined in the Internal Revenue Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

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100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may beneficially or constructively own more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding shares of common stock.
Our board of directors, in its sole discretion, may prospectively or retroactively waive this ownership limit if evidence satisfactory to our directors is presented that such ownership will not then or in the future jeopardize our status as a REIT and if certain other representations and undertakings required by our charter are received. Also, these restrictions on transfer and ownership will not apply if our directors determine that it is no longer in our best interests to qualify as a REIT.
Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	result in any person owning, directly or indirectly, shares of our stock in excess of the foregoing ownership limitations;

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (regardless of whether the ownership interest is held during the last half of a taxable year);

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result in our owning, directly or indirectly, an interest in any tenant or subtenant if the income derived from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code; or

•	otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) in our being “closely held” under Section 856(h) of the Internal Revenue Code, (iii) our owning (directly or indirectly) an interest in any tenant or subtenant that would violate the restriction noted above or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limits or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, we will have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.
Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice of such transaction or, in the case of a proposed or attempted transaction, 15 days’ prior written notice of such proposed or attempted transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.
The ownership restriction does not apply to the underwriter in a public offering or private placement of shares or to a person or persons so exempted (prospectively or retroactively) from the ownership limits by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized and the receipt of certain other representations and undertakings required by our charter. Any person who owns more than 5% of the outstanding shares is required to deliver written notice within 30 days after the end of each taxable year setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held. In addition, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT.
Distribution Policy
In order to maintain our qualification as a REIT, we generally are required to make aggregate annual distributions to our stockholders of at least 90% of our annual REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain (which such amount does not equal net income, as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
We currently pay regular monthly distributions to our stockholders and we intend to continue to pay regular monthly distributions to our stockholders unless our results of operations, our general financial conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We currently calculate our monthly distributions on a daily record and declaration date. Therefore, new investors will be entitled to distributions immediately upon the purchase of their shares. The payment of class-specific expenses will result in different amounts of distributions being paid with respect to each class of shares. The per share amount of distributions on shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock will likely differ because of different allocations of class-specific expenses. In addition, as a result of the allocation of the distribution and servicing fee to the shares of Class T common stock and Class T2 common stock, shares of Class T common stock and Class T2 common stock could have a lower NAV per share if distributions on the shares of Class T common stock and Class T2 common stock are not adjusted to take account of such fee. The timing and amount of distributions will be determined by our board of directors, in its discretion, and may vary from time to time. The discretion of our board of directors will be influenced in substantial part by its obligation to cause us to comply with REIT requirements of the Internal Revenue Code.
We generally do not intend to fund distributions from offering proceeds. However, if we do not have enough cash to make distributions, we may borrow, use proceeds from our public offerings, issue additional securities or sell assets in order to fund distributions. We have used sources other than cash flows from operations to fund distributions, and may continue to use such sources to fund distributions, and such distributions constitute a return of capital to stockholders for federal income tax purposes to the extent they exceed our earnings and profits as determined for tax purposes. There is no limit to the amount of distributions we may fund from these sources. We have not established any limit on the amount of proceeds from our public offerings that may be used to fund distributions, except that, in accordance with Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any. Distributions made from offering proceeds are effectively a return of capital to stockholders from which we will have paid organization and offering expenses in connection with our public offerings.
Share Repurchase Program
On October 2, 2019, our board of directors approved the Share Repurchase Program (the “SRP”), described below. The SRP applied beginning with repurchases made on the first quarter repurchase date of 2020.
General. Prior to the time that our shares are listed on a national securities exchange, which we currently do not intend to do, the SRP may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. We are not obligated to repurchase shares under the SRP.
The SRP provides stockholders only a limited ability to have his, her or its shares repurchased for cash until a secondary market develops for our shares, at which time our share repurchase program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.
Shares we purchase under the SRP will have the status of authorized but unissued shares. We will not pay our sponsor, board of directors, advisor or their affiliates any fees to complete transactions under the share repurchase program. Shares we acquire through the share repurchase program will not be reissued unless they are first registered with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, and under appropriate state securities laws or otherwise issued in compliance with such laws. Affiliates of our advisor are eligible to have their shares repurchased on the same terms as other stockholders.
Holding Period. Generally, a stockholder must have beneficially held its Class A shares, Class I shares, Class T shares, or Class T2 shares, as applicable, for at least one year prior to offering them for sale to us through the SRP. A stockholder or his or her estate, heir or beneficiary may present to us fewer than all of the shares owned for repurchase.
a. Former Carter Validus Mission Critical REIT, Inc. Stockholders. For purposes of determining whether any former Carter Validus Mission Critical REIT, Inc. (“CVREIT”), stockholder qualifies for participation under the SRP, former CVREIT stockholders will receive full credit for the time they held CVREIT common stock prior to the consummation of our merger with CVREIT.

b. Distribution Reinvestment Plan. In the event that we repurchase all of one stockholder’s shares, any shares that the stockholder purchased pursuant to our distribution reinvestment plan (“DRIP”), will be excluded from the one-year holding requirement. In the event that a stockholder requests a repurchase of all of its shares, and such stockholder is participating in the DRIP, the stockholder will be deemed to have notified us, at the time the stockholder submits the repurchase request, that the stockholder is terminating participation in the DRIP and has elected to receive future distributions in cash. This election will continue in effect even if less than all of the stockholder’s shares are accepted for repurchase unless the stockholder notifies us that the stockholder wishes to resume participation in the DRIP.
c. Death of a Stockholder. Subject to the conditions and limitations described below, we may repurchase shares held for less than one year upon the death of a stockholder who is a natural person, including shares held by such stockholder through an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder or the recipient of the shares through bequest or inheritance within 18 months from the date of death. If spouses are joint registered holders of the shares, the request to repurchase the shares may be made only if both registered holders die. The waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust, partnership, corporation or other similar entity.
d. Qualifying Disability. Subject to the conditions and limitations described below, we will repurchase shares held for less than one year requested by a stockholder who is a natural person, including shares of our common stock held by such stockholder through an IRA or other retirement or profit-sharing plan, with a “Qualifying Disability” as defined below, after receiving written notice from such stockholder within 18 months from the date of the qualifying disability, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. The waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust, partnership, corporation, or similar entity.
In order for a disability to entitle a stockholder to the special repurchase terms described above, or a Qualifying Disability, (1) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be repurchased, and (2) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive, or the applicable governmental agency. For purposes of the SRP, applicable governmental agencies would be limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs. Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act of 1973 or Americans with Disabilities Act of 1990, or waiver of insurance premiums would not entitle a stockholder to the special repurchase terms described above. Repurchase requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits. We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age;

•	temporary disabilities; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities would not qualify for the special repurchase terms, except in the limited circumstances when the investor would be awarded disability benefits by the other applicable governmental agencies described above.
e. Involuntary Exigent Circumstance. Our board of directors may, in its sole discretion, waive the one-year holding period requirement for stockholders who demonstrate, in the discretion of our board of directors, an involuntary exigent circumstance, such as bankruptcy.

Purchase Price. The purchase price for shares repurchased under the SRP will be 100% of the most recent estimated NAV per share of the Class A common stock, Class I common stock, Class T common stock or Class T2 common stock, as applicable (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). Our board of directors will adjust the estimated NAV per share of each our classes of common stock if we have made one or more special distributions to stockholders. Our board of directors will determine, in its sole discretion, which distributions, if any, constitute a special distribution.

Repurchases of Shares. Repurchases of our shares of common stock are at our discretion and generally will be made quarterly upon written request to us by the last day of the applicable quarter. Valid repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the “Repurchase Date.” Stockholders may withdraw their repurchase request at any time up to 15 days prior to the Repurchase Date. If a repurchase request is granted, we or our agent will send the repurchase amount to each stockholder or heir, beneficiary or estate of a stockholder on or about the Repurchase Date.

Repurchase Limitations. We will determine whether we have sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable Repurchase Date.

a. 5% Share Limitation. During any calendar year, we will not repurchase in excess of 5.0% of the number of shares of common stock outstanding on December 31st of the previous calendar year, or the 5% Share Limitation.

b.    Quarterly Share Limitations. We limit the number of shares repurchased each quarter pursuant to the SRP as follows (subject to the DRIP Funding Limitation (as defined below)):

•
On the first quarter Repurchase Date, which generally will be January 30 of the applicable year, we will not repurchase in excess of 1.25% of the number of shares outstanding on December 31st of the previous calendar year;

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On the second quarter Repurchase Date, which generally will be April 30 of the applicable year, we will not repurchase in excess of 1.25% of the number of shares outstanding on December 31st of the previous calendar year;

•
On the third quarter Repurchase Date, which generally will be July 30 of the applicable year, we will not repurchase in excess of 1.25% of the number of shares outstanding on December 31st of the previous calendar year; and

•
On the fourth quarter Repurchase Date, which generally will be October 30 of the applicable year, we will not repurchase in excess of 1.25% of the number of shares outstanding on December 31st of the previous calendar year.

In the event we do not repurchase 1.25% of the number of shares outstanding on December 31st of the previous calendar year in any particular quarter, we will increase the limitation on the number of shares to be repurchased in the next quarter and continue to adjust the quarterly limitations as necessary in accordance with the 5% annual limitation.

c.    DRIP Funding Limitations. We intend to fund the SRP with proceeds we received during the prior year ended December 31 from the sale of shares pursuant to the DRIP. We will limit the amount of DRIP proceeds used to fund share repurchases in each quarter to 25% of the amount of DRIP proceeds received during the previous calendar year, or the DRIP Funding Limitation; provided, however, that if we do not reach the DRIP Funding Limitation in any particular quarter, we will apply the remaining DRIP proceeds to the next quarter Repurchase Date and continue to adjust the quarterly limitations as necessary in order to use all of the available DRIP proceeds for a calendar year, if needed. We cannot guarantee that DRIP proceeds will be sufficient to accommodate all requests made each quarter. Our board of directors may, in its sole discretion, reserve other operating funds to fund the share repurchase program, but is not required to reserve such funds.

As a result of the limitations described above in (a) – (c) above, some or all of a stockholder’s shares may not be repurchased. Each quarter, we will process repurchase requests made in connection with the death or Qualifying Disability of a stockholder, or, in the discretion of the Board, an involuntary exigent circumstance, such as bankruptcy, prior to processing any other repurchase requests. If we are unable to process all eligible repurchase requests within a quarter due to the limitations described above or in the event sufficient funds are not available, shares will be repurchased as follows: (i) first, pro rata as to repurchases upon the death or Qualifying Disability of a stockholder; (ii) next, pro rata as to repurchases to stockholders who demonstrate, in the discretion of our board of directors, an involuntary exigent circumstance, such as bankruptcy; (iii) next, pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and (iv) finally, pro rata as to all other repurchase requests.

If we do not repurchase all of the shares for which repurchase requests were submitted in any quarter, all outstanding repurchase requests will automatically roll over to the subsequent quarter and priority will be given to the repurchase requests in the subsequent quarter as provided above. A stockholder or his or her estate, heir or beneficiary, as applicable, may withdraw a repurchase request in whole or in part at any time up to 15 days prior to the Repurchase Date.

Deadline for Presentment. A stockholder who wishes to have shares repurchased must mail or deliver to us a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent, which we must receive by the last day of the quarter in which the stockholder is requesting a repurchase of his or her shares. An estate, heir or beneficiary that wishes to have shares repurchased following the death of a stockholder must mail or deliver to us a written request on a form provided by us, including evidence acceptable to our board of directors of the death of the stockholder, and executed by the executor or executrix of the estate, the heir or beneficiary, or their trustee or authorized agent, which we must receive by the last day of the quarter in which the estate, heir, or beneficiary is requesting a repurchase of its shares.

No Encumbrances. All shares presented for repurchase must be owned by the stockholder(s) making the presentment, or the party presenting the shares must be authorized to do so by the owner(s) of the shares. Such shares must be fully transferable and not subject to any liens or encumbrances. Upon receipt of a request for repurchase, we may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. Any costs in conducting the Uniform Commercial Code search will be borne by us.

Account Minimum.   In the event any stockholder fails to maintain a minimum balance of $2,000 of Class A shares, Class I shares, Class T shares, or Class T2 shares, we may repurchase all of the shares held by that stockholder at the NAV per share repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance.

Termination, Amendment or Suspension of the Program. The SRP will immediately terminate if our shares are listed on any national securities exchange. In addition, our board of directors may, in its sole discretion, suspend (in whole or in part) the share repurchase program at any time and from time to time upon notice to our stockholders and may, in its sole discretion amend or terminate the share repurchase program at any time upon 30 days’ prior notice to our stockholders for any reason it deems appropriate. Because we only repurchase shares on a quarterly basis, depending upon when during the quarter our board of directors makes this determination, it is possible that you would not have any additional opportunities to have your shares repurchased under the prior terms of the program, or at all, upon receipt of the notice. Because share repurchases will be funded with the net proceeds we receive from the sale of shares under our DRIP or other operating funds reserved by our board of directors in its sole discretion, the discontinuance or termination of the DRIP or our board of directors’ decision not to reserve other operating funds to fund the share repurchase program would adversely affect our ability to repurchase shares under the share repurchase program. We will notify our stockholders of such developments (1) in a current report on Form 8-K, an annual report on Form 10-K or a quarterly report on Form 10-Q, or (2) by means of a separate mailing to you.

Stockholder Liability
The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations
Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by our board of directors.
After the five-year prohibition, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by our board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution exempting from the business combination statute any business combination with our advisor or any affiliate of our advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our advisor or any affiliate of our advisor. As a result, our advisor or any affiliate of our advisor may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions
With some exceptions, Maryland law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.
“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person, directly or indirectly, to exercise or direct the exercise of voting power of shares of stock in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;

•	one-third or more, but less than a majority of all voting power; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.
If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the tenth day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or statutory share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.
As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•
a requirement that a vacancy on the board of directors be filled only by affirmative vote of a majority of the remaining directors in office and (if the board of directors is classified) for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. We have not elected to be subject to any of the other provisions of Subtitle 8. However, through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships provided that the number is not fewer than three or more than ten.
Tender Offers
Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with all of the provisions of Regulation 14D of the Exchange Act that would be applicable to a tender offer for more than 5% of the outstanding shares, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. No stockholder may transfer shares to a non-complying offeror unless such stockholder has first offered the shares to us at the tender offer price in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.
Advance Notice of Director Nominations and New Business
Proposals to elect directors or conduct other business at an annual or special meeting of stockholders must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting of stockholders without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.
Our bylaws also provide that nominations of individuals for election to our board of directors and the proposal of other business may be made at an annual meeting, but only:

•	in accordance with the notice of the meeting;

•	by or at the direction of our board of directors; or

•
by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting; or

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if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following our first public announcement of the date of the annual meeting.

Nominations of individuals for election to our board of directors may be made at a special meeting, but only:

•	by or at the direction of our board of directors; or

•
provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and

•	not later than 5:00 p.m., Eastern Time, on the later of either:

•	90 days prior to the special meeting; or

•	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board of directors to be elected at the meeting.

Restrictions on Certain Conversion Transactions and Roll-Ups
Our charter requires that some transactions involving an acquisition, merger, conversion or consolidation in which our stockholders receive securities in a surviving entity (known in the charter as a “roll-up entity”), must be approved by the holders of a majority of our then-outstanding shares of common stock. Approval of a transaction with, or resulting in, a “roll-up entity” is required if as part of the transaction our board of directors determines that it is no longer in our best interest to attempt or continue to qualify as a REIT. Transactions effected because of changes in applicable law or to preserve tax advantages for a majority in interest of our stockholders do not require stockholder approval.

A “roll-up entity” is a partnership, REIT, corporation, trust or other similar entity created or surviving a roll-up transaction. A roll-up transaction does not include: (1) a transaction involving securities of our company that have been listed on a national securities exchange for at least twelve months; or (2) a transaction involving our conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

•	stockholders’ voting rights;

•	our term of existence;

•	sponsor or advisor compensation; or

•	our investment objectives.
In the event of a proposed roll-up, an appraisal of all our assets must be obtained from a person with no material current or prior business or personal relationship with our advisor or our directors. Further, that person must be substantially engaged in the business of rendering valuation opinions of assets of the kind we hold or own. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal must be filed with the SEC and the state regulatory commissions as an exhibit to the registration statement for the offering of the roll-up entity’s shares. As a result, an issuer using the appraisal will be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The assets must be appraised in a consistent manner and the appraisal must:

•	be based on an evaluation of all relevant information;

•	indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction; and

•
assume an orderly liquidation of the assets over a 12-month period. The engagement agreement with the appraiser must clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying it, must be included in a report to the stockholders in connection with a proposed roll-up.

We may not participate in any proposed roll-up that would:

•	result in our common stockholders having less comprehensive voting rights than are provided for in our charter;

•	result in our stockholders having access to records that are more limited than those provided for in our charter;

•
include provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity;

•	limit the ability of a stockholder to exercise its voting rights in the roll-up entity on the basis of the number of the shares held by such stockholder; or

•	place any of the costs of the transaction on us if the roll-up is rejected by our common stockholders.

However, with the prior approval of stockholders entitled to cast a majority of all votes entitled to be cast on the matter, we may participate in a proposed roll-up if the common stockholders would have rights and be subject to restrictions comparable to those contained in our charter.
Our common stockholders who vote “no” on the proposed roll-up must have the choice of:

•	accepting the securities of the roll-up entity offered; or

•	one of either:

•	remaining as our stockholders and preserving their interests on the same terms and conditions as previously existed; or

•	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.
These provisions, as well as others contained in our charter, bylaws and Maryland law could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.
Reports to Stockholders
Our advisor will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with GAAP. All of these books of account, together with a copy of our charter, will at all times be maintained at our principal office, and will be open to inspection, examination and duplication at reasonable times by the stockholders or their agents.

Our advisor will submit to each stockholder our audited annual reports within 120 days following the close of each fiscal year. The annual reports will contain the following:

•	audited financial statements prepared in accordance with SEC rules and regulations governing the preparation of financial statements and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

•
the aggregate amount of advisory fees and the aggregate amount of fees paid to our advisor and any affiliate of our advisor, including fees or charges paid to our advisor and to any affiliate of our advisor by third parties doing business with us;

•	our total operating expenses, stated as a percentage of the average invested assets and as a percentage of net income for the most recently completed fiscal year;

•	a report from our independent directors that the policies, objectives and strategies we follow are in the best interests of our stockholders and the basis for such determination; and

•
separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, our directors, our advisor, our sponsor and any of their affiliates occurring in the year for which the annual report is made. Independent directors are specifically charged with the duty to examine and comment in the report on the fairness of such transactions.

It is the duty of our directors, including our independent directors, to take reasonable steps to insure that the foregoing requirements are met.
At the same time as any distribution, we will file a Form 8-K or other appropriate form or report with the SEC or otherwise provide stockholders with a statement disclosing the amount and source of the funds distributed. If the information is not available when the distribution is made, we will provide a statement setting forth the reasons for why the information is not available. In no event will the information be provided to stockholders more than 60 days after we make the distribution. We will include in our stockholders’ account statements an estimated per share net asset value of our shares that will comply with the requirements of National Association of Securities Dealers (“NASD”) Conduct Rule 2340.
Estimated Per Share NAV
In addition to the information described under “—Reports to Stockholders” above, CVREIT II expects to disclose CVREIT II’s estimated NAV per share of each of CVREIT II’s shares of common stock on at least an annual basis, in a current report on Form 8-K or other periodic report. CVREIT II’s estimated value per share may not be indicative of the price that CVREIT II stockholders would receive if they sold CVREIT II’s shares in an arm’s-length transaction, if CVREIT II’s shares were actively traded or if CVREIT II were liquidated. In addition, the proceeds received from a liquidation of CVREIT II’s assets is expected to be substantially less than the price a stockholder paid for such shares.